Exhibit 99.1

Valley Financial Corporation▲
                         _________________________________________________________

FOR RELEASE 4:00 p.m. August 5, 2010

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
 (540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS IMPROVED FINANCIAL RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2010

ROANOKE, VIRGINIA (August 5, 2010) -- Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results for the second quarter 2010 and reported a 48% increase in earnings as compared to the linked quarter ended March 31, 2010.

Net income for the three-month period ending June 30, 2010 was $1,255,000 compared to net loss of $4,426,000 for the same period last year.  After deducting the dividends and discount accretion on preferred stock, net income available to common shareholders for the three-month period ending June 30, 2010 amounted to $1,015,000 compared to a net loss to common shareholders of $4,665,000 for the same period last year. Diluted earnings per share for the three-month period ending June 30, 2009 were $0.22 compared to ($1.00) for the second quarter of 2009.  Valley Financial’s earnings for the quarter produced an annualized return on average total assets of 0.68% and an annualized return on average shareholders’ equity of 9.48%.

Net income for the six-month period ended June 30, 2010 was $2,103,000 compared to net loss of $4,277,000 for the same period last year, an increase of $6,380,000.  After the dividend on preferred stock and accretion on discounts on warrants, net income available to common shareholders year-to-date was $1,624,000, or $0.35 per diluted common share, as compared to a net loss to common shareholders of $4,752,000, or ($1.02) per diluted common share, for the same period last year.   Loan loss provisions decreased $9,561,000 in comparison to the prior year period, from $9,434,000 in 2009 to a reduction of $127,000 in the six-month period ended June 30, 2010.

Ellis L. Gutshall, President and CEO said, “We are obviously quite pleased with our strong performance during the first half of 2010.   The significant measures taken during 2009 in recognizing our asset quality issues have proven to be prudent and have allowed us the opportunity to work with our customers in finding optimal resolutions on mutually acceptable timetables.  Our well-capitalized status will enable us to continue our focus on restoring asset quality and position the

Bank to take advantage of loan and other growth opportunities as the economy recovers.”

Capital Levels Strong and Improving

Valley Financial Corporation’s capital levels improved from the linked quarter ended March 31, 2010 and remain well above the regulatory well-capitalized ratios.  Tier 1 risk-based and total risk-based capital ratios were 12.07% and 13.33%, respectively, at June 30, 2010, improved from the 11.89% and 13.15% reported at March 31, 2010.

Nonperforming Asset Levels and Credit Losses Increase

The Company’s ratio of non-performing assets as a percentage of total assets increased 51 basis points to 4.97% as of June 30, 2010, as compared to 4.46% as of March 31, 2010.  Non-performing assets increased from $33.0 million at March 31, 2010 to $37.9 million at June 30, 2010.  Non-performing assets consisted of non-accrual loans of $16.7 million and foreclosed assets of $19.2 million.   Included in the foreclosed assets were commercial real estate properties totaling $17.2 million and residential real estate properties totaling $2.0 million.  Also included in non-performing assets at June 30, 2010 are loans totaling $1.4 million that were past due greater than 90 days and still accruing interest and $628,000 in troubled debt restructurings.  The Company anticipates full payment of all past due amounts.

Net charge-offs as a percentage of average loans receivable increased to 0.55% for the second quarter of 2010, compared to 0.10% for the first quarter of 2010 and 0.41% for the same quarter in the prior year.  Net charge-offs for the quarter ended June 30, 2010 were $3.1 million, in comparison to $574,000 for the first quarter of 2010 and $2.4 million for the same quarter one year ago.  Gutshall stated, “The vast majority of charge-offs for the second quarter (95%) had previously been reserved for in our allowance for loan and lease losses, thus there was minimal income statement impact during the second quarter as a result of the charge-offs.”

The Company recorded a reserve provision for potential loan losses of ($335,000) for the second quarter of 2010, a decrease of $8.3 million as compared to the same period last year.  The ratio of allowance for loan losses as a percentage of total loans decreased from 2.51% at March 31, 2010 to 2.00% at June 30, 2010, primarily due to the charge-offs of previously reserved balances as described above.  At June 30, 2010, the Company’s total reserves amounted to $10.8 million, of which $948,000 are specific reserves on our impaired loans and $9.9 million are general reserves to cover inherent risks in the loan portfolio based on the current economic environment, and represented 65% of the nonaccrual loan balances as of June 30, 2010, up from 57% as of June 30, 2009.

Strong Balance Sheet and Deposit Growth

At June 30, 2010, Valley Financial’s total assets were $762.4 million, total deposits were $609.3 million, total loans stood at $541.5 million and total shareholders' equity was $54.4 million. Compared with June 30, 2009, the Company experienced increases of $67.7 million or 10% in total assets and $79.5 million or 15% in total deposits, while total loans decreased $46.5 million or 8% over the twelve-month period.   Average loans for the second quarter of 2010 were $564.6 million, down 1% or $6.1 million as compared to the first quarter of 2010 while average securities were $104.1 million, up $16.1 million, or 18%, as compared to the first quarter of 2010.  Average deposits were $588.8 million, up $26.0 million or 5% as compared to the $562.8 million for the first quarter of 2010.

Gutshall stated, “Due to the prolonged difficult economic environment, loan demand remains soft and as a result, our asset growth has primarily been concentrated in securities and liquid assets, fueled by outstanding core deposit growth.  We are focused on increasing our loan growth for the second half of 2010, provided the economic environment improves and loan demand strengthens accordingly.”

Net Interest Income Improves

The Company’s net interest income was $5.2 million for the three months ended June 30, 2010 compared to $5.0 million reported for the same period last year, an increase of 4%.  The Company’s net interest margin was 2.96% for the three months ended June 30, 2010, down 12 basis points compared to the 3.08% reported for the same period last year and down 4 basis points compared to the 3.00% reported for the linked quarter.   The decrease in net interest margin during the second quarter is due to a greater portion of earning assets concentrated in liquid assets and securities.  Liquid assets maintained in interest bearing accounts averaged $45.6 million in the second quarter of 2010 compared to an average of $2.1 million during the same period last year and compared to an average of $34.7 million in the first quarter of 2010.

Non Interest Income Improves

Noninterest income increased $183,000 for the three-month period ended June 30, 2010, or 40%, compared to the same period last year, from $459,000 to $642,000.  Service charge revenue increased $37,000, or 12%, from $298,000 in the prior year period to $335,000 in the current period. Valley Wealth Management Services grew revenues by $30,000, or 58%, to $80,000 in the current period compared to the same period in the prior year.  Valley Bank Mortgage’s revenue from the sale of mortgages into the secondary market increased $9,000, or 29%, over the same three-month period last year.

Operating Costs Increase

Non-interest expense for the second quarter of 2010 totaled $4.3 million, up $101,000 or 2% as compared to the quarter ended June 30, 2009.  The Company’s efficiency ratio improved to 72.49% for the second quarter of 2010, compared to 75.64% for the comparable period of 2009.

About Valley Financial Corporation

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals.  Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton.  Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Valley Financial Corporation, in referring to its net income, is referring to income under GAAP.

The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table below.

Six Months Ended 6/30/10
Net interest income, non tax-equivalent	$10,177

Less: tax-exempt interest income	(253)
Add: tax-equivalent of tax-exempt interest income	383

Net interest income, tax-equivalent	$10,307

Forward Looking Statements

Information in this press release contains “forward-looking statements.”  These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition.  Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

VALLEY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
Unaudited
	6/30/10	6/30/09
Assets
Cash and due from banks	$6,794	$7,516
Interest-bearing deposits in banks	65,452	26
Federal funds sold	-	2,291
Investment securities:
Securities available-for-sale	88,957	61,304
Securities held-to-maturity	10,969	13,434
Restricted equity securities	6,172	5,737
Total investment securities	106,098	80,475
Loans	541,488	587,991
Less: allowance for loan losses	(10,811)	(13,213)
Net loans	530,677	574,778

Foreclosed assets, net	19,243	1,443
Premises and equipment, net	7,537	7,980
Bank owned life insurance	13,199	12,660
Accrued interest receivable	2,515	2,604
Other assets	10,893	4,886
Total assets	$762,408	$694,659

Liabilities and Shareholders’ Equity
Liabilities:
Noninterest-bearing deposits	$21,740	$18,053
Interest-bearing deposits	587,561	511,707
Total deposits	609,301	529,760

Securities sold under agreements to repurchase	15,364	23,542
FHLB borrowings	63,000	68,000
Trust preferred subordinated debt	16,496	16,496
Accrued interest payable and other liabilities	3,825	2,866
Total liabilities	707,986	640,664

Commitments and contingencies	-	-

Shareholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; 16,019 shares issued and outstanding at June 30, 2010 and June 30, 2009, respectively	15,415	15,262
Common stock, no par value; 10,000,000 shares authorized; 4,680,251 and 4,680,142 shares issued and outstanding at June 30, 2010 and June 30, 2009, respectively	23,464	23,298
Retained earnings	14,501	14,761
Accumulated other comprehensive income	1,042	674
Total shareholders’ equity	54,422	53,995
Total liabilities and shareholders’ equity	$762,408	$694,659

VALLEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)
Unaudited

	3 Months Ended		6 Months Ended
	6/30/10	6/30/09	6/30/10	6/30/09
Interest Income:
Interest and fees on loans	$7,343	7,602	$14,674	$14,798
Interest on securities	936	1,049	1,773	2,170
Interest on deposits in banks	26	2	45	2
Total interest income	8,305	8,653	16,492	16,970
Interest Expense:
Interest on deposits	2,351	2,764	4,779	5,568
Interest on trust preferred subordinated debt	92	126	181	276
Interest on borrowings	663	754	1,355	1,523
Total interest expense	3,106	3,644	6,315	7,367
Net interest income	5,199	5,009	10,177	9,603
Provision for loan losses	(335)	8,001	(127)	9,434
Net interest income after provision for loan losses	5,534	(2,992)	10,304	169

Noninterest Income:
Service charges on deposit accounts	335	298	642	569
Income earned on bank owned life insurance	136	135	270	270
Realized gain/(loss) on sale of securities	-	-	-	267
Realized gain/(loss) on sale of foreclosed assets	(26)	(135)	(8)	(165)
Other income	197	161	311	217
Total noninterest income	642	459	1,215	1,158
Noninterest Expense:
Compensation expense	2,052	1,867	4,037	3,649
Occupancy and equipment	398	414	795	836
Data processing expense	282	264	571	513
Insurance	510	534	872	738
Legal	53	159	141	282
Deposit expense	130	122	255	216
Loan expense	77	96	155	193
Other expense	832	777	1,729	1,500
Total noninterest expense	4,334	4,233	8,555	7,927
Income/(loss) before income taxes	1,842	(6,766)	2,964	(6,600)
Income tax expense	587	(2,340)	861	(2,322)
Net income/(loss)	$1,255	$(4,426)	$2,103	$(4,278)

Preferred stock dividend and accretion of preferred stock discount	240	239	479	474
Net income/(loss) available to common shareholders	$1,015	$(4,665)	$1,624	$(4,752)

VALLEY FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)
	3 Months Ended		6 Months Ended
	6/30/10	6/30/09	6/30/10	6/30/09

PER COMMON SHARE
Earnings per share – basic	$0.22	$(1.00)	$0.35	$(1.02)
Earnings per share – diluted	$0.22	$(1.00)	$0.35	$(1.02)
Book value			$8.11	$8.13

FINANCIAL RATIOS
Return on average assets	0.68%	(2.56%)	0.58%	(1.25%)
Return on average shareholders’ equity	9.48%	(30.35%)	8.05%	(14.72%)
Net interest margin (FTE)	2.96%	3.08%	2.96%	2.98%
Efficiency - Consolidated	72.49%	75.64%	73.36%	71.96%
Efficiency – Bank only	70.17%	73.32%	71.09%	69.84%
Total risk based capital – Consolidated			13.33%	13.03%
Total risk based capital – Bank only			12.27%	11.43%
Net charge-off to average loans	0.55%	0.41%	0.65%	0.67%

ALLOWANCE FOR LOAN LOSSES
Beginning balance			$14,630	$7,592
Provision for loan losses			(127)	9,434
Charge-offs			(3,724)	(3,813)
Recoveries			32	-
Ending balance			$10,811	$13,213

ASSET QUALITY RATIOS
Nonperforming assets to total assets			4.97%	3.53%
Allowance for loan losses to total loans			2.00%	2.25%
Allowance for loan losses to nonaccrual loans			64.9%	57.3%

COMPOSITION OF RISK ASSETS
Nonperforming assets:
90 days past due			$1,394	$-
Nonaccrual			16,662	23,070
OREO/Repos			19,243	1,443
Troubled Debt Restructurings			628	43
Total nonperforming assets			$37,927	$24,556